Exhibit (h)(3)

AMENDMENT NO. 2

TO ADMINISTRATION CONTRACT

Thrivent Financial Securities Lending Trust (the “Trust”) hereby agrees that, effective January 1, 2009, Schedule A to the Administration Contract, dated August 25, 2004, between the Trust and Thrivent Financial for Lutherans (the “Contract”) will be amended to reflect a change in the Contract Price, as defined in the Contract.

Revised Schedule A is attached hereto.

THRIVENT FINANCIAL SECURITIES LENDING TRUST

By	/s/ Russell W. Swansen
Russell W. Swansen
President

SCHEDULE A

Trust	Fee
Thrivent Financial Securities Lending Trust	$90,000.00